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                                   EXHIBIT 12

                         AVCO FINANCIAL SERVICES, INC.

                  STATEMENT OF COMPUTATION OF NUMBER OF TIMES
                              FIXED CHARGES EARNED

                                                             Year ended December 31,
                                              -----------------------------------------------------
                                                1995       1994       1993       1992       1991
                                              ---------  ---------  ---------  ---------  ---------
                                                             (Thousands of dollars)
Income
  Income before income taxes and cumulative
     effect of changes in accounting
     principles                               $ 287,459  $ 259,110  $ 225,784  $ 203,913  $ 196,886
                                              ---------  ---------  ---------  ---------  ---------
  Fixed charges to be added back to
     income --
     Interest and debt expense                  455,379    334,084    324,211    370,884    395,703
     Rentals (one-third of all rent and
       related costs charged to income)          14,905     13,942     14,378     15,460     14,915
                                              ---------  ---------  ---------  ---------  ---------
          Total fixed charges                   470,284    348,026    338,589    386,344    410,618
                                              ---------  ---------  ---------  ---------  ---------
Income before income taxes, cumulative
  effect of changes in accounting principles
  and fixed charges                           $ 757,743  $ 607,136  $ 564,373  $ 590,257  $ 607,504
                                               ========   ========   ========   ========   ========
Ratio
  Number of times fixed charges covered by
     income before income taxes, cumulative
     effect of changes in accounting
     principles, and fixed charges               1.6        1.7        1.7        1.5        1.5
                                                 ---        ---        ---        ---        ---
                                                 ---        ---        ---        ---        ---

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